Exhibit 4.18A

English Translation

Supplemental Agreement to the Amended and Restated Business Development and Resource Sharing Agreement

This Supplemental Agreement to the Amended and Restated Business Development and Resource Sharing Agreement (“Supplemental Agreement”) is made by the following parties on September 20, 2018:

(1)                                Shenzhen Tencent Computer Systems Co., Ltd., a corporation duly established and valid existing under the laws of the People’s Republic of China, with its legal address at 5/F-10/F, FIYTA Building, High-tech South 1st Road, Hi-tech Park, Nanshan District, Shenzhen (“Tencent”);

(2)                                Sohu.com Limited, a corporation duly established and valid existing under the laws of Cayman Islands, with its legal address at PO Box 309, Ugland House, Grand Cayman, KY 1-1104, Cayman Islands (“Sohu”);

(3)                                Sogou Inc., a corporation duly established and valid existing under the laws of the Cayman Islands, with its legal address at P.O. Box 31119 Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205 Cayman Islands (“Sogou Inc.”);

(4)                                Beijing Sogou Technology Development Co., Ltd., a corporation duly established and valid existing under the laws of the People’s Republic of China, with its legal address at Room 01, 9/F Sohu.com Internet Plaza, No. 1 Park Zhongguancun East Road, Haidian District, Beijing (“Sogou China”);

(5)                                Beijing Sogou Network Technology Co., Ltd., a corporation duly established and valid existing under the laws of the People’s Republic of China, with legal address at Room 03, 10/F, Building 9, No. 1 Park Wangzhuang Road, Haidian District, Beijing (“Sogou Network”);

(6)                                Beijing Sogou Information Service Co., Ltd., a corporation duly established and valid existing under the laws of the People’s Republic of China, with its legal address at Room 02, 9/F Sohu.com Internet Plaza, No. 1 Park Zhongguancun East Road, Haidian District, Beijing (“Sogou Information”);

(7)                                Shenzhen Shi Ji Guang Su Information Technology Co., Ltd., a corporation duly established and valid existing under the laws of the People’s Republic of China, with its legal address at 16/F, Tencent Building, Kejizhongyi Road, Yuehai Street, Nanshan District, Shenzhen, Guangdong Province, China (“Shi Ji Guang Su”)

The parties mentioned above shall hereinafter be referred to individually as a “Party”, and collectively as the “Parties”. In particular, Sogou Inc., Sogou China, Sogou Network, Sogou Information and Shi Ji Guang Su are collectively referred to as “Sogou”.

Whereas,

The Parties entered into the Amended and Restated Business Development and Resource Sharing Agreement (the “Agreement”) on September 25, 2017.

Upon amicable consultation, the Parties amend relevant provisions of the Agreement as follows:

1.              Amendment to Long-term Business Cooperation

1.1       The Parties agree that except for Clause 1(2) on the long-term business cooperation of the Agreement, the validity period of the other provisions of Clause 1 of the Agreement shall be extended to September 15th, 2023.

2.              Amendment to the Strategic Principles of Business Development and Resource Sharing

2.1       Tencent and Sohu agree that from September 16, 2018 to September 15, 2023 (“Cooperation Period”) respectively, if it sets any default general search engine  in its products in the form of embedment or otherwise (different from on-site/in-product search engine ), such default general search engine shall be the search engine powered by Sogou. For the purpose hereof, the Parties clarify as follows:

(1)         For the purpose of Clause 2.1 hereof, Tencent and Sohu will not deprive users of their rights of choosing, at their discretion, search product services that compete with Sogou.

(2)         General search engine means a search engine whose search contents are from public information on various Internet websites that is available to third-party “Spider” program or from open database on various Internet websites; on-site/in-product search engine  means a search engine  that only extracts information within the website or products (including public or non-public information) to retrieve and return results.

(3)         The search function inside Weixin/WeChat is not the above-mentioned “general search engine “, and is not subject to the above provision that “such default general search engine  shall be the search engine powered by Sogou”. However, from September 16, 2018 to September 15, 2019, under equivalent conditions and subject to Tencent’s requirements for user experience, Sogou Search will be the preferred third-party search function to power such a Weixin/WeChat search function that allows Weixin/WeChat users to access Internet information outside Weixin/WeChat for that period, and that the arrangement herein may be extended for additional successive one-year periods through September 2023.

3.              Miscellaneous

3.1       Effectiveness. This Supplemental Agreement shall become effective when the Parties hereto sign or seal on the date first written above.

3.2       Validity. This Supplemental Agreement shall become an integral part of the Agreement when it becomes effective, and shall have the same legal force as the Agreement. If there is any discrepancy between the provisions of this Supplemental Agreement and the Agreement, this Supplemental Agreement shall prevail, and the other provisions of the Agreement shall remain fully effective.

3.3       Definition and Interpretation. Unless otherwise stated, the words used herein shall have the same meanings set forth in the Agreement.

3.4       Counterparts. This Supplemental Agreement may be made in multiple counterparts. All counterparts shall be originals when they are signed and delivered, and together constitute the same one agreement

(The remainder of this page is intentionally left blank.)

[Signature Page]

IN WITNESS WHEREOF, the Parties hereto have caused this Supplemental Agreement to be executed by their respective authorized representatives on the date and year first written above.

Shenzhen Tencent Computer Systems Co., Ltd.	Sohu.com Limited

(Seal)	(Seal)

Signature:	Signature:

Name:	Name:

Title:	Title:

Sogou Inc.	Beijing Sogou Technology Development Co., Ltd.

(Seal)	(Seal)

Signature:	Signature:

Name:	Name:

Title:	Title:

Beijing Sogou Network Technology Co., Ltd.	Shenzhen Shi Ji Guang Su Information Technology Co., Ltd.

(Seal)	(Seal)

Signature:	Signature:

Name:	Name:

Title:	Title:

Beijing Sogou Information Service Co., Ltd.

(Seal)

Signature:

Name:

Title: